                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Section 240.14a-11c or Section 240.14a-12

                             NACCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         [LOGO] NACCO INDUSTRIES, INC.
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of stockholders of NACCO Industries, Inc. (the "Company") will be held on Wednesday, May 14, 2003, at 9:00 A.M., at 5875 Landerbrook Drive, Mayfield Heights, Ohio, for the following purposes:

     (1) To elect twelve directors for the ensuing year.

     (2) To confirm the appointment of the independent auditors of the Company for the current fiscal year.

     (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                          CHARLES A. BITTENBENDER
                                          Secretary

March 27, 2003

     THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2002 IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY HEREWITH. THE ANNUAL REPORT CONTAINS FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANY, BUT IS NOT INCORPORATED INTO THE PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.
                            ------------------------

     PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, TWO FORMS OF PROXY ARE ENCLOSED AND BOTH SHOULD BE FILLED OUT AND RETURNED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         [LOGO] NACCO INDUSTRIES, INC.
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                        PROXY STATEMENT - MARCH 27, 2003

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NACCO Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on May 14, 2003 (the "Annual Meeting"). This Proxy Statement and the related form(s) of proxy are being mailed to stockholders commencing on or about March 27, 2003.

     If the enclosed form(s) of proxy are executed and returned, the shares represented by them will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted for the election of each director nominee, for the confirmation of the appointment of the independent auditors, and as recommended by the Board of Directors with regard to any other matters or, if no recommendation is given, in their own discretion. The proxies may be revoked at any time prior to their exercise by giving notice to the Company in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

     Stockholders of record at the close of business on March 17, 2003 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,578,328 shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), and 1,623,410 shares of Class B Common Stock, par value $1.00 per share ("Class B Common"). Each share of Class A Common is entitled to one vote for a nominee for each of the twelve directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting.

     At the Annual Meeting, in accordance with Delaware law and the Company's By-Laws, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. The inspectors will also treat proxies held in "street name" by brokers that are voted on at least one, but not voted on all, of the proposals to come before the Annual Meeting ("broker non-votes") as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.

     Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting. In accordance with Delaware law, the twelve director nominees receiving the greatest number of votes will be elected directors. In accordance with Delaware law and the Company's By-Laws, the holders of a majority of the voting power of the Company's stock which is present in person or by proxy, and which is actually voted, will decide any other proposal which is brought before the Annual Meeting. As a result, abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether a proposal has received the requisite approval by the Company's stockholders.

     In accordance with Delaware law and the Company's By-Laws, the Company may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date or dates, without changing the record date. If the Company were to determine that an adjournment were desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

                           BUSINESS TO BE TRANSACTED

1. ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form(s) will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as directors of the Company and, except for Michael E. Shannon, were elected at the Company's 2002 annual meeting of stockholders. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

                                         PRINCIPAL OCCUPATION AND BUSINESS
                                       EXPERIENCE DURING LAST FIVE YEARS AND            DIRECTOR
        NAME            AGE           OTHER DIRECTORSHIPS IN PUBLIC COMPANIES            SINCE
        ----            ---   -------------------------------------------------------   --------
Owsley Brown II         60    Chairman and Chief Executive Officer of Brown-Forman        1993
                              Corporation (a diversified producer and marketer of
                              consumer products). Also director of Brown-Forman
                              Corporation.
Robert M. Gates         59    President, Texas A&M University. Since prior to 1998,       1993
                              consultant, author and lecturer. From 1999 to 2001,
                              Dean, George Bush School of Government and Public
                              Service, Texas A&M University. Former Director of
                              Central Intelligence for the United States. Former
                              Assistant to the President of the United States and
                              Deputy for National Security Affairs, National Security
                              Council. Also director of Parker Drilling Company and
                              trustee of Fidelity Funds.
Leon J. Hendrix, Jr.    61    Chairman of Remington Arms Company, Inc. (a                 1995
                              manufacturer and marketer of sporting arms and
                              ammunition). From prior to 1998 to 2000, Principal,
                              Clayton, Dubilier & Rice, Inc. (private investment
                              firm). Also director of Cambrex Corp., Keithley
                              Instruments, Inc., Remington Arms Company, Inc. and
                              Riverwood International Corp.
David H. Hoag           63    Retired Chairman and Chief Executive Officer of The LTV     1999
                              Corporation (an integrated steel producer). From 1998
                              to 1999, Chairman, and, during 1998, Chief Executive
                              Officer of The LTV Corporation, which filed for Chapter
                              11 bankruptcy protection in December 2000. From prior
                              to 1998 to 1998, Chairman, President and Chief
                              Executive Officer of The LTV Corporation. Also director
                              of The Lubrizol Corporation, The Chubb Corporation,
                              PolyOne Corporation and Brush Engineered Materials Inc.
Dennis W. LaBarre       60    Partner in the law firm of Jones Day.                       1982
Richard de J. Osborne   69    Chairman of Schering-Plough Corporation (a                  1998
                              research-based pharmaceuticals company) since 2002.
                              Retired Chairman and Chief Executive Officer of ASARCO
                              Incorporated (a leading producer of non-ferrous
                              metals). From prior to 1998 to 1999, Chairman and Chief
                              Executive Officer of ASARCO Incorporated. From prior to
                              1998 to 1998, President of ASARCO Incorporated. Also
                              Chairman (Non-executive) and director of Datawatch
                              Corp. and director of Goodrich Corporation and
                              Schering-Plough Corporation.
Alfred M. Rankin,       61    Chairman, President and Chief Executive Officer of the      1972
  Jr.                         Company. Also director of Goodrich Corporation and The
                              Vanguard Group.
Ian M. Ross             75    President Emeritus of AT&T Bell Laboratories (the           1995
                              research and development subsidiary of AT&T).

                                         PRINCIPAL OCCUPATION AND BUSINESS
                                       EXPERIENCE DURING LAST FIVE YEARS AND            DIRECTOR
        NAME            AGE           OTHER DIRECTORSHIPS IN PUBLIC COMPANIES            SINCE
        ----            ---   -------------------------------------------------------   --------
Michael E. Shannon      66    President, MEShannon & Associates, Inc. (a private firm     2002
                              specializing in corporate finance and investments)
                              since 2000. From prior to 1998 to 2000, Chairman, Chief
                              Financial and Administrative Officer, Ecolab, Inc. (a
                              Fortune 500 specialty chemicals company). Also director
                              of The Clorox Company, Apogee Enterprises, Inc. and
                              CenterPoint Energy, Inc.
Britton T. Taplin       46    Principal, Western Skies Group, Inc. (a developer of        1992
                              medical office and healthcare-related facilities).
David F. Taplin         53    Self-employed (tree farming).                               1997
John F. Turben          67    Chairman and Managing Partner of Kirtland Capital           1997
                              Corporation (private investment partnership). Also
                              director of PVC Container Corporation, Unifrax
                              Corporation and Instron Corporation.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON

     Set forth in the following table is the indicated information as of December 31, 2002 (except as otherwise indicated) with respect to (1) each person who is known to the Company to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to the Company to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by the directors, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries during 2002 (the "Named Executive Officers") and all executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"), which provide, among other things, that (a) a person is deemed to be the beneficial owner of Class A Common or Class B Common if such person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within 60 days, and (b) when two or more persons agree to act together for the purpose of holding, voting or disposing of Class A Common or Class B Common, as the case may be, the group formed thereby is deemed to be a person which has acquired beneficial ownership of all Class A Common or Class B Common, as the case may be, beneficially owned by each member of the group. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                          SOLE           SHARED
                                                       VOTING AND      VOTING OR                                 PERCENT
                                          TITLE OF     INVESTMENT      INVESTMENT           AGGREGATE            OF CLASS
                  NAME                     CLASS         POWER           POWER               AMOUNT               (1)(2)
                  ----                    --------     ----------      ----------           ---------            --------
Clara Taplin Rankin, et al. (3)           Class B              (3)             (3)          1,542,757(3)          95.02%
c/o National City Bank
Corporate Trust Operations
P.O. Box 92301, Dept. 5352
Cleveland, OH 44193-0900
Clara Taplin Rankin                       Class A            --         752,295(4)(5)         752,295(4)(5)       11.44%
3151 Chagrin River Road                   Class B            --         479,371(3)(5)(6)      479,371(3)(5)(6)    29.52%
Chagrin Falls, OH 44022
Rankin Associates I, L.P., et al. (4)     Class B              (3)(6)          (3)(6)         472,371(3)(6)       29.09%
Suite 300
5875 Landerbrook Drive
Mayfield Hts., OH 44124-4017
Rankin Associates II, L.P., et al. (5)    Class A              (4)             (4)            738,295(4)          11.23%
Suite 300
5875 Landerbrook Drive
Mayfield Hts., OH 44124-4017
Thomas E. Taplin                          Class A       452,000          14,000(5)            466,000(5)           7.09%
950 South Cherry St. #506                 Class B       310,000(3)        7,000(3)(5)         317,000(3)(5)       19.52%
Denver, CO 80246
Dimensional Fund Advisors Inc. (7)        Class A       368,000(7)           --               368,000(7)           5.60%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Pzena Investment Management, LLC (8)      Class A       544,650(8)           --               544,650(8)           8.28%
830 Third Avenue, 14th Floor
New York, NY 10022
Frank E. Taplin, Jr.                      Class A       309,150          14,000(5)            323,150(5)           4.91%
55 Armour Road                            Class B       284,728(3)        7,000(3)(5)         291,728(3)(5)       17.97%
Princeton, NJ 08540
FMR Corp. (9)                             Class A       526,520(9)           --               526,520(9)           8.01%
82 Devonshire Street
Boston, Massachusetts 02109
Owsley Brown II                           Class A         3,291           1,000(10)             4,406(10)(11)        --
                                          Class B            --              --                    --                --
Robert M. Gates                           Class A         2,411              --                 2,525(11)            --
                                          Class B            --              --                    --                --
Leon J. Hendrix, Jr.                      Class A         6,241              --                 6,629(11)          0.10%
                                          Class B            --              --                    --                --
David H. Hoag                             Class A         1,311              --                 1,426(11)            --
                                          Class B            --              --                    --                --
Dennis W. LaBarre                         Class A         3,225              --                 3,339(11)            --
                                          Class B           100              --                   100                --
Richard de J. Osborne                     Class A         1,194             200                 1,508(11)            --
                                          Class B            --              --                    --                --
Alfred M. Rankin, Jr.                     Class A       133,855         922,855(4)(10)      1,056,710(4)(10)      16.07%
                                          Class B        36,624         472,371(3)(6)(10)     508,995(3)(6)(10)   31.35%
Ian M. Ross                               Class A         2,350              --                 2,464(11)            --
                                          Class B            --              --                    --                --
Michael E. Shannon                        Class A           400              --                   514(11)            --
                                          Class B            --              --                    --                --
Britton T. Taplin                         Class A        28,099              --                28,213(11)          0.43%
                                          Class B         7,495(3)           --                 7,495(3)           0.46%
David F. Taplin                           Class A        16,347          11,770                28,231(11)          0.43%
                                          Class B        13,550(3)           --                13,550(3)           0.83%
John F. Turben                            Class A         6,161              --                 6,303(11)          0.10%
                                          Class B            --              --                    --                --
Reginald R. Eklund                        Class A            --           1,000                 1,000                --
                                          Class B            --              --                    --                --
Michael J. Morecroft                      Class A            --              --                    --                --
                                          Class B            --              --                    --                --
Clifford R. Miercort                      Class A            --              --                    --                --
                                          Class B            --           1,000                 1,000                --
Frank G. Muller                           Class A           178              --                   178                --
                                          Class B            --              --                    --                --
All executive officers and directors      Class A       232,574         924,055(4)(10)      1,158,187(4)(10)(11)  17.61%
as a group (45 persons)                   Class B        59,644(3)(6)   473,371(3)(6)(10)     533,015(3)(6)(10)   32.83%

---------------

 (1) The shares included in note (11) were deemed to be outstanding as of December 31, 2002 for purposes of calculating the percentage owned at such date by such person or group designated by note (11) pursuant to Rule 13d-3 under the Exchange Act.

 (2) Less than 0.1%, except as otherwise indicated.

 (3) A Schedule 13D filed with the SEC with respect to Class B Common on March 29, 1990, as amended and amended and restated from time to time, most recently on February 14, 2003 by Amendment No. 10 to the amended and restated Schedule 13D, reported that the following individuals and entities, together in certain cases with related revocable trusts and custodianships: Clara Taplin Rankin, Alfred M. Rankin, Jr., Victoire G. Rankin, Helen R. Butler, Clara R. Williams, Thomas T. Rankin, Matthew M. Rankin, Claiborne R. Rankin, Chloe O. Rankin, Roger F. Rankin, Bruce T. Rankin, Frank E. Taplin, Jr., Margaret E. Taplin, Martha S. Kelly, Susan Sichel, Jennifer T. Jerome, Caroline T. Ruschell, David F. Taplin, Thomas
     E. Taplin, Beatrice B. Taplin, Thomas E. Taplin, Jr., Theodore D. Taplin, Britton T. Taplin, Frank F. Taplin, Alison A. Rankin, Corbin K. Rankin, J.C. Butler, Jr., Chloe R. Seelbach, James T. Rankin, Claiborne R. Rankin, Jr., David B. Williams, Scott W. Seelbach, Alfred M. Rankin, Jr., as trustee of Clara T. Rankin's Qualified Annuity Interest Trust 2004A, Alfred
     M. Rankin, Jr., as trustee of Clara T. Rankin's Qualified Annuity Interest Trust 2004B, Elizabeth B. Rankin, Rankin Associates I, L.P. (the "Partnership"), Rankin Associates II, L.P. ("Associates"), Rankin Management, Inc. ("RMI"), and National City Bank, as trustee of certain trusts for the benefit of certain individuals named above, their family members and others (collectively, together with such individuals, revocable trusts and custodianships, the "Signatories"), are parties with the Company and National City Bank, (Cleveland, Ohio)(successor to First Chicago Trust Company of New York, engaged in a joint venture known as Equiserve LP), as depository, to a Stockholders' Agreement, dated as of March 15, 1990, as amended, covering the shares of Class B Common beneficially owned by each of the Signatories (the "Stockholders' Agreement"). The Stockholders' Agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. Accordingly, the Signatories may be deemed to have acquired beneficial ownership of all of the Class B Common subject to the Stockholders' Agreement, an aggregate of 1,542,757 shares, as a "group" as defined under the Exchange Act. The shares subject to the Stockholders' Agreement constitute 95.02% of the Class B Common outstanding on December 31, 2002, or 67.62% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the Stockholders' Agreement. Under the Stockholders' Agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The Stockholders' Agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common. The Class B Common shown in the foregoing table as beneficially owned by named persons who are Signatories is subject to the Stockholders' Agreement.

 (4) A Schedule 13D filed with the SEC with respect to Class A Common on February 18, 1998, and amended from time to time, most recently on January 9, 2003 by Amendment No. 9, reported that the following individuals and entities: Clara Taplin Rankin, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, Matthew M. Rankin, James T. Rankin, Alison A. Rankin, J.C. Butler, Jr., Victoire G. Rankin, Corbin K. Rankin, Chloe O. Rankin, David B. Williams, Clara R. Williams, Scott W. Seelbach, Alfred M. Rankin, Jr., as trustee of Clara T. Rankin's Qualified Annuity Interest Trust 2004A, Elizabeth B. Rankin, RMI and Associates (collectively, the "Class A Parties" and all the Class A Parties except Associates, the "Class A Partners"), may be deemed as a group to have acquired and to beneficially own 738,295 shares of Class A Common, representing 11.23% of the outstanding Class A Common as of December 31, 2002. Although Associates holds the 738,295 shares of Class A Common, which were contributed by the Class A

     Partners, it does not have any power to vote or to dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other Class A Partners. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates (the "Class A Partnership Agreement"), Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all partnership interests in Associates. The Shareholders' Agreement among the shareholders of RMI, the Articles of Incorporation of RMI and the Class A Partnership Agreement restrict the transfer of RMI shares and partnership interests in Associates by RMI's shareholders and the Class A Partners and provide such persons with a right of first refusal to acquire RMI shares or partnership interests in Associates which an RMI shareholder or a Class A Partner desires to sell and a call right to compel the sale of RMI shares or partnership interests in Associates held by RMI shareholders or the Class A Partners who are not members of a "Family Group," consisting of one of Clara Taplin Rankin's sons, their spouses and their descendants. The Class A Common shown in the foregoing table as beneficially owned by each of the Class A Partners includes the shares of Class A Common that are subject to the Class A Partnership Agreement.

 (5) Clara Taplin Rankin, Frank E. Taplin, Jr. and Thomas E. Taplin are co-settlors of a trust holding an aggregate of 42,000 shares of Class A Common and 21,000 shares of Class B Common, in which each retains a reversionary interest with respect to 14,000 of such shares of Class A Common and 7,000 of such shares of Class B Common. The Class B Common held by the foregoing trust is subject to the Stockholders' Agreement described in note (3).

 (6) A Schedule 13D filed with the SEC with respect to Class B Common on November 25, 1996, which was amended and restated on March 27, 2002 and subsequently amended on October 31, 2002 by Amendment No. 1, reported that the following individuals and entities: Clara Taplin Rankin, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce
     T. Rankin, Alfred M. Rankin, Jr., as trustee of Clara T. Rankin's Qualified Annuity Interest Trust 2004B and the Partnership (collectively, the "Class B Parties" and all the Class B Parties, except the Partnership, the "Class B Partners"), may be deemed as a group to have acquired and to beneficially own 472,371 shares of Class B Common, representing 29.09% of the outstanding Class B Common as of December 31, 2002. Although the Partnership holds the 472,371 shares of Class B Common, which were contributed by the Class B Partners, it does not have any power to vote or to dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas
     T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of the Partnership, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests. Each of the Class B Partners, as trustees and/or primary beneficiaries of trusts acting as general and limited partners of the Partnership, share the power to dispose of such shares with the other Class B Partners. Under the terms of the Second Amended and Restated Limited Partnership Agreement of the Partnership (the "Class B Partnership Agreement"), the Partnership may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of general partners owning more than 75% of the general partnership interests and the consent of the holders of more than 75% of all Partnership interests. The Class B Partnership Agreement restricts the transfer of Partnership interests by its partners and provides the Partnership and its partners with a right of first refusal to acquire Partnership interests which a Class B Partner desires to sell and a repurchase obligation to compel, under certain circumstances, the sale of Partnership interests by Class B Partners. The Class B Common beneficially owned by each of the Class B Partners and the Partnership is also subject to the Stockholders' Agreement described in note (3).

 (7) A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2003 reported that Dimensional Fund Advisors Inc. ("Dimensional") beneficially owns the shares of Class A Common reported herein as a result of being an investment advisor registered under Section 203 of the Investment Advisers Act that furnishes investment advice to four investment companies registered under the Investment Company Act and serving as an investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds") which own the shares of Class A Common. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of Class A Common owned by the Funds. However, all shares of Class A Common reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

 (8) A Schedule 13G/A filed with the SEC with respect to Class A Common on February 5, 2003 reported that Pzena Investment Management, LLC beneficially owns the shares of Class A Common reported herein as a result of being an investment advisor registered under Section 203 of the Investment Advisers Act. Clients of the filing investment manager have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of sale of, the securities reported. No interest of any one of such clients relates to more than five percent of the Class A Common.

 (9) A Schedule 13G/A filed with the SEC with respect to the Class A Common on February 14, 2003 by FMR Corp., a parent holding company, reported that various of its affiliates have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common. No one person's interest in the Class A Common is more than five percent of the total Class A Common outstanding on December 31, 2002.

(10) Includes the following number of shares as to which certain directors and executive officers disclaim beneficial ownership: (a) 918,419 shares of Class A Common and 364,445 shares of Class B Common held by (i) members of Mr. Rankin's family, (ii) charitable trusts, (iii) trusts for the benefit of members of Mr. Rankin's family and (iv) to the extent in excess of Mr. Rankin's pecuniary interest in such entities, the Partnership and Associates; (b) 1,000 shares of Class A Common held by Mr. Brown's spouse; and (c) with respect to all executive officers and directors as a group, 921,254 shares of Class A Common and 364,445 shares of Class B Common held by family members and as described in (a) above.

(11) Includes the following shares which the directors have, or had, within 60 days after December 31, 2002, the right to acquire pursuant to the Company's Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan") for payment of directors' fees for services rendered between October 1, 2002 and December 31, 2002: Mr. Brown, 115 shares of Class A Common; Mr. Gates, 114 shares of Class A Common; Mr. Hendrix, 388 shares of Class A Common; Mr. Hoag, 115 shares of Class A Common; Mr. LaBarre, 114 shares of Class A Common; Mr. Osborne, 114 shares of Class A Common; Dr. Ross, 114 shares of Class A Common; Mr. Shannon, 114 shares of Class A Common; Mr. Britton T. Taplin, 114 shares of Class A Common; Mr. David F. Taplin, 114 shares of Class A Common; and Mr. Turben, 142 shares of Class A Common; and all executive officers and directors as a group, 1,558 shares of Class A Common.

     Frank E. Taplin, Jr. and Thomas E. Taplin are brothers, and Clara Taplin Rankin is their sister. Britton T. Taplin is the son of Thomas E. Taplin, and David F. Taplin is the son of Frank E. Taplin, Jr. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of the Company, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing table (including shares as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 2002, pursuant to the Non-Employee Directors' Plan) equals 1,926,279 shares, or 29.28%, of the Class A Common and 1,145,768 shares, or 70.57%, of the Class B Common outstanding on December 31, 2002 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). The combined beneficial ownership of all directors of the Company (including shares as to which the directors had the right to acquire beneficial ownership within 60 days after December 31, 2002), together with Clara Taplin Rankin, Frank E. Taplin, Jr., Thomas E. Taplin and all of the executive officers of the Company whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing table in accordance with Rule 13d-3 under the Exchange Act, equals 1,974,712 shares, or 30.02%, of the Class A Common and 1,148,743 shares, or 70.75%, of the Class B Common outstanding on December 31, 2002 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). Such shares of Class A

Common and Class B Common together represent 59.01% of the combined voting power of all Class A Common and Class B Common outstanding on such date (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act).

     There exists no arrangement or understanding between any director and any other person pursuant to which such director was elected. Each director and executive officer serves until his successor is elected and qualified.

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Review Committee and a Nominating, Organization and Compensation Committee (the "Nominating and Compensation Committee"). During 2002, the members of the Audit Review Committee were Robert
M. Gates (Chairman), Leon J. Hendrix, Jr., David H. Hoag, Richard de J. Osborne, Michael E. Shannon (effective November 12, 2002) and Britton T. Taplin, and the members of the Nominating and Compensation Committee were Robert M. Gates, David
H. Hoag, Richard de J. Osborne, Ian M. Ross (Chairman) and John F. Turben. The other standing committees of the Board of Directors are the Executive Committee, which during 2002 was comprised of Robert M. Gates, Dennis W. LaBarre, Alfred M. Rankin, Jr. (Chairman), Ian M. Ross and John F. Turben, and the Finance Committee, which during 2002 was comprised of Leon J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin, Jr., Michael E. Shannon (effective November 12,
2002), Britton T. Taplin, David F. Taplin and John F. Turben (Chairman).

     The Audit Review Committee held nine meetings in 2002. The Audit Review Committee recommends to the Board of Directors the selection of the Company's independent auditors. The Audit Review Committee discusses with the internal auditors and the independent auditors the overall scope and specific plans for their respective audits. The Audit Review Committee reviews audit and non-audit fees. The Audit Review Committee also considers issues relating to auditor independence. The Audit Review Committee meets regularly with the Company's internal auditors and independent auditors to discuss the results of their respective examinations, their evaluations of the Company's internal controls and the Company's financial reporting.

     The Nominating and Compensation Committee held three meetings in 2002. The Nominating and Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers or monitors the administration of all benefit plans, and has the authority to grant stock options. The Nominating and Compensation Committee also reviews and recommends to the Board of Directors criteria for membership to the Board of Directors, reviews and recommends to the Board of Directors the optimum number and qualifications of directors believed to be desirable, has established and monitors a system to receive suggestions for nominees to directorships of the Company, and identifies and recommends to the Board of Directors specific candidates for membership to the Board of Directors. See "Submission of Stockholder Proposals."

     The Finance Committee held four meetings in 2002. The Finance Committee reviews the financing and risk management strategies of the Company and its principal subsidiaries and makes recommendations to the Board of Directors on all matters concerning finance.

     The Executive Committee held no meetings in 2002. The Executive Committee may exercise all of the powers of the Board of Directors in the management and control of the business of the Company during the intervals between meetings of the Board of Directors.

     The Board of Directors held five meetings in 2002. In 2002, all of the incumbent directors attended at least 75 percent of the total meetings held by the Board of Directors and by the committees on which they served during their tenure.

REPORT OF THE AUDIT REVIEW COMMITTEE

     The Board of Directors of the Company adopted a written Audit Review Committee Charter in 2000. All members of the Audit Review Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards as currently in effect.

     The Audit Review Committee has reviewed and discussed with the Company's management and Ernst & Young LLP, the Company's independent auditors for 2002, the audited financial statements of the Company contained in the Company's Annual Report to Stockholders for the year ended December 31, 2002. The Audit Review Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

     The Audit Review Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with Ernst & Young LLP its independence.

     Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission.

ROBERT M. GATES, CHAIRMAN    RICHARD DE J. OSBORNE
LEON J. HENDRIX, JR.         MICHAEL E. SHANNON
DAVID H. HOAG                BRITTON T. TAPLIN

COMPENSATION OF DIRECTORS

     During 2002, each director who was not an officer of the Company or its subsidiaries received a retainer of $40,000 for the calendar year for service on the Board of Directors and on subsidiary boards of directors. In addition, each such director received $1,000 for attending each meeting of the Board of Directors and each meeting of a committee thereof, as well as for each meeting of a subsidiary board of directors or committee thereof on which such director served. Such fees for attendance at board meetings could not exceed $2,000 per day. In addition, the chairman of each committee of the Board of Directors and the subsidiary boards of directors received $4,000 for the year for service as committee chairman.

     Under the Non-Employee Directors' Plan, each director who was not an officer of the Company or its subsidiaries received 50% of his annual retainer ($20,000) in shares of Class A Common. These shares cannot be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than (a) by will or the laws of descent and distribution,
(b) pursuant to a qualifying domestic relations order or (c) to a trust for the benefit of the director, or his spouse, children or grandchildren. The foregoing restrictions on transfer lapse upon the earliest to occur of (i) the date which is ten years after the last day of the calendar quarter for which such shares were earned, (ii) the date of the death or permanent disability of the director,
(iii) five years (or earlier with the approval of the Board of Directors) from the date of the retirement of the director from the Board of Directors of the Company and (iv) the date that a director is both retired from the Board of Directors of the Company and has reached 70 years of age. In addition, each director has the right under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his annual retainer, meeting attendance fees and any committee chairman's fee. These voluntary shares are not subject to the foregoing restrictions.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and all other compensation for services in all capacities to the Company and its subsidiaries of the Named Executive Officers of the Company and its principal subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG"), Hamilton Beach/Proctor-Silex, Inc. ("Hamilton Beach/Proctor-Silex") and The North American Coal Corporation ("North American Coal").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                             PAYOUTS
                                                 ANNUAL COMPENSATION       ------------
                                                ----------------------         LTIP         ALL OTHER
                                      FISCAL     SALARY        BONUS         PAYOUTS       COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR       ($)           ($)            ($)             ($)
---------------------------           ------    --------      --------     ------------    ------------
Alfred M. Rankin, Jr.                  2002     $904,900(1)   $785,172(2)           --(3)    $394,687(4)(5)
  Chairman, President and              2001     $889,200(1)   $176,778(2)           --(3)    $305,042(4)(5)
  Chief Executive Officer              2000     $843,100(1)   $503,566(2)   $1,157,366(3)    $534,545(4)(5)
  of the Company
Reginald R. Eklund                     2002     $523,084(1)   $364,023(6)           --(7)    $ 85,297(8)
  President and Chief                  2001     $512,692(1)   $ 57,733(6)           --(7)    $115,897(8)
  Executive Officer of NMHG            2000     $494,305(1)   $296,373(6)   $1,947,811(7)    $155,026(8)
Michael J. Morecroft(9)                2002     $379,574(1)   $195,100(10)  $  440,296(11)   $ 70,827(12)
  President and Chief                  2001     $313,632(1)   $ 40,400(10)          --       $ 41,379(12)
  Executive Officer of                 2000     $211,148(1)   $ 15,000(10)          --       $ 31,525(12)
  Hamilton Beach/Proctor-Silex
Clifford R. Miercort                   2002     $416,620(1)   $188,200(13)          --       $ 36,288(14)
  President and Chief                  2001     $405,138(1)   $167,152(13)          --       $ 36,153(14)
  Executive Officer of                 2000     $396,278(1)   $177,600(13)          --       $ 58,330(14)
  North American Coal
Frank G. Muller(15)                    2002     $360,851(1)   $197,553(16)          --(17)   $ 49,287(18)
  Executive Vice President and         2001     $334,731(1)   $ 29,100(16)          --(17)   $ 64,869(18)
  Chief Operating Officer of NMHG      2000     $320,377(1)   $152,350(16)  $  998,513(17)   $ 85,240(18)

---------------

 (1) Under current disclosure requirements of the SEC certain of the amounts listed are being reported as "Salary," although the Company considers them as payments of cash in lieu of perquisites, which are at competitive levels as determined by the Company's Nominating and Compensation Committee. For Mr. Rankin, the amounts listed for 2002, 2001 and 2000 include payments of cash in lieu of perquisites of $87,400, $84,200 and $83,100, respectively. For Mr. Eklund, the amounts listed for 2002, 2001 and 2000 include payments of cash in lieu of perquisites of $56,784, $53,292 and $52,560, respectively. For Dr. Morecroft, the amounts listed for 2002, 2001 and 2000 include payments of cash in lieu of perquisites of $42,170, $27,614 and $15,848, respectively. For Mr. Miercort, the amounts listed for 2002, 2001 and 2000 include payments of cash in lieu of perquisites of $32,900, $30,670 and $32,020, respectively. For Mr. Muller, the amounts listed for 2002, 2001 and 2000 include payments of cash in lieu of perquisites of $33,215, $29,100 and $29,300, respectively.

 (2) For Mr. Rankin, these amounts were paid in cash pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan (the "Short-Term Plan") and the NACCO Industries, Inc. Supplemental Annual Incentive Compensation Plan (the "Supplemental Short-Term Plan"). For 2002, the amount also includes a special cash bonus of $150,000. See "Report of the Compensation Committee on Executive Compensation - Compensation of the Chief Executive Officer."

 (3) For Mr. Rankin, there was no payout for 2002 or 2001 under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Plan"). The amount listed for 2000 was distributed in the form of 15,617 shares of Class A Common and a cash payment in the amount of $539,979. The foregoing cash payment is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

 (4) For Mr. Rankin, the amounts listed for 2002, 2001 and 2000 include $5,000, $4,250 and $4,250, respectively, consisting of matching contributions by the Company under the NACCO Materials Handling Group, Inc. Profit Sharing Plan (the "NMHG Profit Sharing Plan"); $67,131, $30,569 and $117,237, respectively, consisting of amounts credited and interest under the NACCO Industries, Inc. Unfunded Benefit Plan; and $10,997, $10,813 and $6,774, respectively, consisting of life insurance premiums paid by the Company for the benefit of Mr. Rankin. The Company has no defined benefit retirement plan for Mr. Rankin.

 (5) For Mr. Rankin, the amounts listed for 2002, 2001 and 2000 include $311,559, $259,410 and $406,284, respectively, consisting of amounts credited and interest under The Retirement Benefit Plan for Alfred M. Rankin, Jr.

 (6) For Mr. Eklund, the amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan (the "NMHG Short-Term Plan").

 (7) For Mr. Eklund, there was no payout for 2002 or 2001 under the NACCO Materials Handling Group, Inc. Senior Executive Long-Term Incentive Compensation Plan (the "NMHG Executive Long-Term Plan"). The amount listed for 2000 represents the appreciation and interest on the book value units awarded to Mr. Eklund in 1998, 1996, 1994 and 1993 under the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the "NMHG Long-Term Plan"), which was terminated in 2000. A portion of such amount was paid in cash and the remainder was deferred into the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (the "NMHG Unfunded Benefit Plan").

 (8) For Mr. Eklund, the amounts listed for 2002, 2001 and 2000 include $14,180, $16,432 and $19,500, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; $69,334, $97,711 and $133,993, respectively, consisting of amounts credited and interest under the NMHG Unfunded Benefit Plan; and $1,783, $1,754 and $1,533, respectively, consisting of life insurance premiums paid by NMHG for the benefit of Mr. Eklund.

 (9) Prior to January 2001, Dr. Morecroft was Senior Vice President-Product Development and Engineering of Hamilton Beach/Proctor-Silex. Effective January 29, 2001, Dr. Morecroft became President and Chief Executive Officer of Hamilton Beach/Proctor-Silex.

(10) For Dr. Morecroft, these amounts were paid in cash pursuant to the Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan.

(11) For Dr. Morecroft, the amount listed for 2002 represents the appreciation and interest on the book value units awarded to Dr. Morecroft in 2001, 1994, 1993 and 1992 under the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan, which was terminated in 2002. Such amount was paid in cash.

(12) For Dr. Morecroft, the amounts listed for 2002, 2001 and 2000 include $26,791, $18,937 and $19,161, respectively, consisting of contributions by Hamilton Beach/Proctor-Silex under the Hamilton Beach/ Proctor-Silex Employees' Retirement Savings Plan; $41,755, $21,219 and $11,611, respectively, consisting of amounts credited and interest under the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (the "HB/PS Unfunded Plan"); and $2,281, $1,223 and $753, respectively, consisting of life insurance premiums paid by Hamilton Beach/Proctor-Silex for the benefit of Dr. Morecroft.

(13) For Mr. Miercort, these amounts were paid in cash pursuant to The North American Coal Corporation Annual Incentive Compensation Plan.

(14) For Mr. Miercort, the amounts listed for 2002, 2001 and 2000 include $10,000, $8,500 and $8,500, respectively, consisting of matching contributions by North American Coal under The North American Coal Retirement Savings Plan; $17,544, $19,099 and $42,322, respectively, consisting of amounts credited and interest under the North American Coal Deferred Compensation Plan; and $8,744, $8,554
and $7,508, respectively, consisting of life insurance premiums paid by North American Coal for the benefit of Mr. Miercort.

(15) Prior to July 1, 2002, Mr. Muller was Vice President of NMHG, President of NMHG Americas. Effective July 1, 2002, Mr. Muller became Executive Vice President and Chief Operating Officer of NMHG.

(16) For Mr. Muller, these amounts were paid in cash pursuant to the NMHG Short-Term Plan.

(17) For Mr. Muller, there was no payout for 2002 or 2001 under the NMHG Executive Long-Term Plan. The amount listed for 2000 represents the appreciation and interest on the book value units awarded to Mr. Muller in 1998, 1994 and 1993 under the NMHG Long-Term Plan, which was terminated in 2000. A portion of such amount was paid in cash and the remainder was deferred into the NMHG Unfunded Benefit Plan.

(18) For Mr. Muller, the amounts listed for 2002, 2001 and 2000 include $14,180, $16,432 and $19,500, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; $33,918, $47,342 and $64,797, respectively, consisting of amounts credited and interest under the NMHG Unfunded Benefit Plan; and $1,189, $1,095 and $943, respectively, consisting of life insurance premiums paid by NMHG for the benefit of Mr. Muller.

STOCK OPTION GRANTS

     The Company did not grant any stock options under the Company's 1975 Stock Option Plan or 1981 Stock Option Plan during the fiscal year ended December 31, 2002 to any person, including the Named Executive Officers. The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. At December 31, 2002, there were no outstanding options to purchase shares of the Company's Class A Common or Class B Common.

LONG-TERM INCENTIVE PLANS

     The following table sets forth information concerning awards to the Named Executive Officers during fiscal year 2002, and estimated payouts in the future, under long-term incentive plans of the Company and its principal subsidiaries.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                   NUMBER OF     PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                    SHARES,        OR OTHER         NON-STOCK PRICE-BASED PLANS
                                    UNITS OR     PERIOD UNTIL   -----------------------------------
                                  OTHER RIGHTS    MATURATION    THRESHOLD     TARGET      MAXIMUM
              NAME                  ($ OR #)      OR PAYOUT     ($ OR #)     ($ OR #)     ($ OR #)
              ----                ------------   ------------   ---------   ----------   ----------
Alfred M. Rankin, Jr.(1)           $1,165,120      2 years         $0       $1,165,120   $1,808,849
                                   $1,165,120      5 years         $0       $        0   $  668,488
Reginald R. Eklund(2)              $  496,860      7 years         $0       $  875,716             (2)
Michael J. Morecroft(3)                    --           --         --               --           --
Clifford R. Miercort(4)            $  213,850      8 years         $0       $  213,850             (4)
Frank G. Muller(2)                 $  200,785      7 years         $0       $  353,884             (2)

---------------

(1) Under the NACCO Long-Term Plan, participants, including Mr. Rankin, are eligible for awards paid partly in shares of Class A Common and partly in cash for performance against a target which is based upon the Company's consolidated adjusted return on equity over multiple-year periods. Effective January 1, 2002, participants were granted dollar-denominated target awards. Final awards, if any, will be received in 2004 ("base period awards") based upon the Company's consolidated adjusted return on equity performance for the period from January 1, 2002 through December 31, 2003 against the target established by the Nominating and Compensation Committee. Participants are also eligible to receive a supplemental payout on such awards in 2007 ("consistent performance awards") based upon the

    Company's consolidated adjusted return on equity performance for the 5-year period from January 1, 2002 through December 31, 2006 against the same pre-established target. No consistent performance award is payable if the Company's consolidated adjusted return on equity performance for the relevant period is at or below target. The total amount of the base period award and the consistent performance award paid to a participant in any calendar year cannot exceed 200% of the base period target award. 65% of all payouts are distributed in shares of Class A Common, with the number of shares based upon the average closing price of Class A Common on the New York Stock Exchange at the end of each week during 2003 (in the case of base period awards) and 2006 (in the case of consistent performance awards).

    The shares of Class A Common issued as a portion of these awards under the NACCO Long-Term Plan are fully vested but may not be transferred until the earlier of (a) December 31, 2013, (b) the participant's death or disability or (c) five years after the participant's retirement. At any time after three years after the end of the performance period, a participant may also request that the Nominating and Compensation Committee authorize the lapse of restrictions on up to 20% of the shares issued under the NACCO Long-Term Plan for the purchase of a principal residence or payments of certain medical or educational expenses. Because the total value of a final award is currently taxable as income to the participant, the balance of the final award is paid in cash in an amount which is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

(2) Effective as of January 1, 2000, Messrs. Eklund and Muller became participants in the NMHG Executive Long-Term Plan. Under the NMHG Executive Long-Term Plan, participants, including Messrs. Eklund and Muller, are eligible for awards for performance against a target which is based upon NMHG's adjusted return on equity over two-year periods. Effective January 1, 2002, participants were granted dollar-denominated target awards. Awards, if any, for the two-year performance period will be made in 2004 based upon NMHG's adjusted return on equity for the period from January 1, 2002 through December 31, 2003 against the target established by the NMHG Nominating, Organization and Compensation Committee. The total award for any period cannot exceed 150% of the target award. Under the NMHG Executive Long-Term Plan, awards to participants are made in the form of "book value units" which are subject to a payment restriction of five years from the date of award. Such payment restriction shall automatically lapse upon the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the NMHG Nominating, Organization and Compensation Committee. Upon the lapse of the payment restriction, the participant is entitled to receive a payment in cash equal to (a) the book value of the units as of the end of the calendar quarter coincident with or immediately preceding the date the payment restriction lapses or (b) for participants who terminated employment for reasons other than death, disability or retirement, the book value of the units as of the end of the calendar quarter coincident with or immediately preceding termination. At any time up to one year prior to the fifth anniversary of the grant date of an award, a participant may elect to defer the payout of the award under the plan for a period not to exceed ten years from the grant date of the award. If the award is deferred for the entire ten years, the participant may thereafter elect to further defer receipt of the award, in which case the deferred amount will be paid under the NMHG Unfunded Benefit Plan. There is no minimum or maximum value for final award payouts under the plan.

(3) Through December 31, 2002, Dr. Morecroft was a participant in the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the "HB/PS Long-Term Plan"). Under the HB/PS Long-Term Plan, participants were awarded "book value appreciation units" which vested ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment, with the approval of the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant could also annually request that such Committee permit the vesting of up to 20% of the number of book value appreciation units in the event of a financial hardship or unforeseen financial emergency, provided that such request could only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant was entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made were canceled. There were no threshold or maximum values for an award. Dr. Morecroft was previously awarded 32,544 book value appreciation units effective on December 31, 1992, which units vested on December 30, 2002. Effective December 31, 2002, the HB/PS Long-Term Plan was terminated and all outstanding book value appreciation units became vested. Dr. Morecroft had previously been awarded 5,724 book value appreciation units effective on December 31, 1993; 7,748 book value appreciation units effective on January 1, 1994; and 150,200 book value appreciation units awarded effective January 29, 2001.

(4) Effective as of January 1, 2000, Mr. Miercort was awarded the right to participate in The North American Coal Value Appreciation Plan for Years 2000 to 2009 (the "2000 to 2009 North American Coal Long-Term Plan"), which replaced the North American Coal Long-Term Plan, at a rate equal to a specified percentage of his salary range midpoint, as determined by the North American Coal Nominating, Organization and Compensation Committee. When the 2000 to 2009 North American Coal Long-Term Plan was adopted, the North American Coal Nominating, Organization and Compensation Committee set net income appreciation goals that are based upon achieving underlying year-by-year targets for each year during the ten-year term of the Plan. These goals are adjusted each year for inflation and to take into account any "new projects" initiated in the interim. Once a plan year is completed, the actual net income during that plan year is measured against the adjusted net income goal for that plan year to determine the annual net income appreciation of current and new projects (the "Annual Factor"). Similarly, actual cumulative net income for the term of the Plan to date is measured against the cumulative adjusted net income goals to date to determine the cumulative net income appreciation of current and new projects (the "Cumulative Factor") against the ten-year target.

    When the 2000 to 2009 North American Coal Long-Term Plan was adopted, the North American Coal Nominating, Organization and Compensation Committee also set a goal for the cumulative net income appreciation due to new projects over the term of the Plan. At the end of each plan year, the present value of expected cumulative net income appreciation of all new projects initiated during that year is measured against the cumulative new project goal to determine the net income appreciation due to the acquisition of new projects (the "New Project Factor"). In addition, if it is determined in any plan year (an "Adjustment Year") that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year's New Project Factor will reduce the New Project Factor in the Adjustment Year (the "New Project Adjustment"). If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year.

    At the start of each year during the ten-year term of the 2000 to 2009 North American Coal Long-Term Plan, a target award is set for each participant as a percentage of salary midpoint. The amount shown for Mr. Miercort represents the target award which is based upon his salary range midpoint for 2001. Following the end of the year, this target amount is adjusted by the Annual Factor, the Cumulative Factor and the New Project Factor. In addition, the New Project Adjustment is made, if applicable. Target amounts as so adjusted are credited or debited to an account for the benefit of the participant, which earns interest based upon the average monthly rate of ten-year U.S. Treasury Bonds. There are no threshold or maximum values for an award. All amounts in these accounts vest at the rate of 20% each year, and become fully vested on December 31, 2004. Vested amounts are payable in cash on the earlier of December 31, 2009, or the participant's death, disability, retirement or other reasons within the discretion of the North American Coal Nominating, Organization and Compensation Committee. The participant may elect to defer receipt of all or part of such amounts, in which case the deferred amount will be paid under the North American Coal Deferred Compensation Plan. Earlier payments of vested amounts may be permitted within the discretion of the North American Coal Nominating, Organization and Compensation Committee in the event of a financial hardship or unforeseen financial emergency.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Company's Board of Directors and the Nominating, Organization and Compensation Committees of the Company's subsidiary boards of directors (collectively, the "Compensation Committee") have furnished the following report on executive compensation. The members of the Nominating and Compensation Committee for 2002 were Robert M. Gates, David H. Hoag, Richard de J. Osborne, Ian M. Ross (Chairman) and John F. Turben. The members of the Nominating, Organization and Compensation Committees of the Company's principal subsidiaries, NMHG, Hamilton Beach/Proctor-Silex and North American Coal, consist of these individuals, as well as Dennis W. LaBarre and Alfred M. Rankin, Jr. Messrs. LaBarre and Rankin are not members of the Nominating and Compensation Committee of the Company, and their participation in this report is limited to the portions of the report relating to the Company's subsidiaries.

  COMPENSATION POLICY

     The guiding principle of the executive compensation program of the Company and its subsidiaries in recent years has been the maintenance of a strong link between an executive officer's compensation and individual performance and the performance of the Company or the subsidiary for which the executive officer has responsibility. Comprehensively defined target total compensation is established for each executive officer position following rigorous evaluation standards to ensure internal equity. Such total compensation is targeted explicitly in dollar terms as the sum of base salary plus perquisites, short-term incentives and long-term incentives. While the Company offers opportunities for its executive officers to earn truly superior compensation for outstanding results, this link includes significantly reduced compensation for weak results.

     In accordance with the foregoing philosophy, the Compensation Committee approves a mix of base salaries and incentive plans for each executive officer such that base salary levels are at levels appropriate to allow incentive plans to serve as significant motivating factors. Base salary and incentive compensation levels for each officer are determined by the Compensation Committee, which considers recommendations made by the Company's independent outside compensation consultant. The consultant bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of the Company's philosophy, as summarized above. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of executive officers with the long-term interests of stockholders by basing a substantial portion of the incentive compensation package upon adjusted return on equity performance, return on total capital employed and book value appreciation rather than on cyclical movements in stock price. Finally, in addition to providing certain other perquisites, target levels of perquisites for executive officers are converted into fixed dollar amounts and paid in cash, an approach which recognizes that perquisites are largely just another form of compensation, albeit separate and distinct from salary and incentive compensation.

     In sum, the executive compensation program at the Company and its subsidiaries is designed to reward executive officers with competitive total compensation for achievement of specific corporate and individual goals, while at the same time making them long-term stakeholders in the Company. In years when the Company has lower financial results, payouts under the incentive components of the Company's compensation plans will be lower. In years when the Company has better financial results, payouts under the incentive components of the Company's compensation plans will be greater. The Company believes that over time the program will encourage executive officers to earn incentive pay significantly greater than 100% of target by delivering outstanding managerial performance.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the chief executive officer and the other four most highly compensated executive officers to the extent that the compensation for any of such individuals exceeds one million dollars for the taxable year. An exception to this general rule exists for payments that are made for attainment of one or more performance goals meeting certain criteria. In response to this law and the regulations promulgated thereunder, the stockholders of the Company have approved the Supplemental Short-Term Plan and the NACCO Long-Term Plan. Both plans were designed so that, together with steps taken by the Compensation Committee in the administration of the plans, payouts on awards made under the plans should not count towards the one million dollar cap, which the law imposes for purposes of federal income tax deductibility. While the Compensation Committee intends to preserve the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes is in the best interests of the Company and its stockholders.

  EXECUTIVE COMPENSATION AND COMPANY PERFORMANCE

     The three main elements of the Company's executive compensation program -- base salary, short-term incentive compensation and long-term incentive compensation -- are carefully reviewed by the Compensation Committee in relation to the performance of the Company and its subsidiaries.

     Base Salary. To assist the Compensation Committee in fixing base salary levels which are at adequately competitive levels, an independent outside consultant analyzes a survey of a broad group of domestic industrial organizations from all segments of industry ranging in size from under $150 million to over $5 billion in annual revenues. Organizations participate in the survey based upon their voluntary submission of data to the independent consultant, as well as their ability to pass the consultant's quality assurance controls. For 2002, participants included 574 parent organizations and 413 independent operating units. Comparing positions of similar scope and complexity, the consultant derives a median salary level for each executive officer position at the Company and its principal subsidiaries and provides that information to the Compensation Committee. All information provided to the Compensation Committee is on an industry-wide basis as opposed to a comparison with individual companies that may compete with the Company and its principal subsidiaries. The Compensation Committee uses the median, or salary midpoint ("Salary Midpoint"), for purposes of determining the salary range for each executive officer. The Compensation Committee then sets the base salary for each executive officer, which is within the salary range and is dependent upon additional factors such as the executive officer's performance.

     Because the Compensation Committee uses Salary Midpoints based on studies of domestic industrial organizations from all segments of industry, the Company does not believe that there is a meaningful relationship between executive salary levels of each subsidiary determined by the Compensation Committee and the executive salary levels of the companies that make up the Russell 2000 Producer Durables Index. That index, which is used by the Company as the published industry index for comparison to the Company's stock price performance, was chosen because NMHG, which manufactures forklifts, is the Company's largest subsidiary in terms of asset value and revenues.

     Short-Term Incentive Compensation. At the beginning of 2002, the Compensation Committee adopted target performance levels for return on total capital employed for the Company (upon which awards under the Company's Supplemental Short-Term Plan are based) and its subsidiaries, and various performance criteria for the Company's subsidiaries such as net income, economic value income, revenue, sales development, standard margin and support costs (depending on the business unit) (upon which awards under the Company's Annual Incentive Compensation Plan (the "Short-Term Plan") and the annual incentive compensation plans of the Company's subsidiaries are based) for that year. The short-term incentive plans for the Company and its subsidiaries essentially follow the same basic pattern for award determination. Performance targets are established within the Compensation Committee's discretion, and are generally based upon management's recommendations as to the performance objectives of the particular business for the year. Target awards for executive officers are established at specified percentages of each individual's Salary Midpoint.

     Final awards for each individual under the short-term incentive plans of the Company and its subsidiaries are based on the individual's target award, adjusted for performance by the business unit against the established targets, and for all such plans except the Supplemental Short-Term Plan, for performance by the individual against individual goals. The Compensation Committee, in its discretion, may also increase or decrease awards under all such plans (except for the Supplemental Short-Term Plan pursuant to which awards for the Named Executive Officers may be decreased, but not increased), and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards. In no event will short-term incentive payments exceed 150% of the target amount.

     The short-term annual incentive plans of the Company and its subsidiaries provide target compensation of 5% to 75% of Salary Midpoint, depending on the executive officer's position. Although it varies by business unit, target awards generally are tied to the annual operating and financial targets for the particular business unit, and in most cases, to longer-term objectives such as long-term return on total capital employed performance targets for the business unit.

     Long-Term Incentive Compensation. For 2002, the long-term incentive compensation plans for the Company and its subsidiaries, established at target performance levels by the Compensation Committee, were designed to provide the equivalent of 10% to 145% of Salary Midpoint (unless the amount is currently taxable, in which case the targets are increased as necessary to permit plan participants to satisfy their tax withholding obligations).

     The long-term incentive compensation plan for the parent holding company used the Company's consolidated adjusted return on equity as a measure of incentive compensation. The consolidated adjusted return on equity target is established by the Nominating and Compensation Committee, and is set at a level believed to provide an appropriate measure of stockholder protection. In general, each year participants are granted dollar-denominated target base period awards based on performance periods of two years and target consistent performance awards based on performance periods of five years. Target awards are set based on a percentage of each executive officer's Salary Midpoint, and are adjusted as of the end of the base period based upon the Company's consolidated adjusted return on equity. Consistent performance awards are intended to supplement the base period awards granted to participants. No consistent performance award is payable if the Company's consolidated adjusted return on equity performance for the relevant period is at or below target. The long-term incentive compensation plan for the parent company gives the Nominating and Compensation Committee the authority to increase or decrease awards (except for awards for the Named Executive Officers, which may be decreased, but not increased), and adjust the incentive compensation measures (except for the incentive compensation measures applicable to awards for the Named Executive Officers).

     Approximately 65% of all of the foregoing awards are distributed in shares of Class A Common, the transfer of which is restricted for ten years, with the number of shares awarded being based on the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the last year of the appropriate performance period. An average price mechanism, rather than year-end price or price on the date of payment, is used in determining the number of shares to be awarded because the Nominating and Compensation Committee believes that valuation at a single point in time in a year is likely to lead to inappropriate results. The balance of the award is paid in cash and is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. The Nominating and Compensation Committee has the power to adjust the percentage of awards that are paid in stock.

     The Nominating and Compensation Committee believes that these incentive compensation plan awards promote a long-term focus on the profitability of the Company because, although a recipient may receive a payout after the end of the base period and each consistent performance period, the recipient is effectively required to invest the noncash portion of the payout in the Company for up to ten years. This is because the shares distributed may not be transferred for ten years following the last day of the base period. During the restriction period, the ultimate value of a payout is subject to change based upon the value of the Class A Common. The value is enhanced as the value of the Class A Common appreciates (or is decreased as the value of the Class A Common depreciates), and thus such awards provide the recipient with an incentive over the ten-year period to increase the value of the Company, to be reflected in the increased value of the Class A Common.

     The subsidiaries' long-term incentive compensation plans are linked to future performance of the particular business unit. Similar to the parent holding company's long-term incentive plan, each subsidiary plan establishes target awards based on an executive officer's Salary Midpoint. NMHG's long-term plans for 2002 use NMHG's adjusted return on equity as a measure of incentive compensation. The adjusted return on equity targets are established by the NMHG Nominating, Organization and Compensation Committee and the target awards are adjusted as of the end of the base period based upon NMHG's adjusted return on equity performance. The NMHG long-term plans give the NMHG Nominating, Organization and Compensation Committee the authority to increase or decrease awards and adjust the incentive compensation measures. Participants are then awarded "book value units" which have a five-year payment restriction from the date of the award. The actual amount paid after the payment restriction lapses depends on the increase in the book value of NMHG over the time period. Participants in the plan may elect to have such amount deferred under the plan for up to ten years from the date of the award, and if the award has been deferred through the full ten-year period, the participant may further elect to have the award deferred and paid under the NMHG Unfunded Benefit Plan. Under the Hamilton Beach/Proctor-Silex long-term incentive compensation plan which was effective through December 31, 2002, the target award was set as to each plan participant with the grant of "book value appreciation units" to such participant. The actual amount paid ten years after the date of original grant depends upon the increase in the book value of Hamilton Beach/Proctor-Silex over the time period. The Hamilton Beach/Proctor-Silex long-term incentive compensation plan has been replaced by a new plan effective January 1, 2003. The North American Coal long-term incentive compensation plan for 2002 provides for awards of the right to participate in the plan at a rate equal to a specified percentage of the individual's Salary Midpoint. The target amount allocated to a participant is adjusted at the end of each year for the actual net income during that plan year to determine the annual net income appreciation of current and new mining projects against previously set annual targets. Similarly, the target amount is adjusted at the end of each year for the actual cumulative net income for the term of the plan to date to determine the cumulative net income appreciation of current and new projects against previously set targets. At the end of each plan year, the target amount is also adjusted for the present value of expected cumulative net income appreciation of all new projects initiated during that year to determine the net income appreciation due to the acquisition of new projects against previously set targets. Finally, if it is determined in any plan year that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project will reduce the new project adjustment in that year. If the new project adjustment is large enough, it is possible for participants to receive negative awards in a given year. Amounts credited under the 2000 to 2009 North American Coal Long-Term Plan, which became effective on January 1, 2000, vest at the rate of 20% for each year following the effective date of the initial award, are fully vested on December 31, 2004, and are paid in cash during the first calendar quarter of 2010 (or if so elected by the participant, deferred and paid under the North American Coal Deferred Compensation Plan).

     The long-term incentive plans at the Company and its subsidiaries generally require long-term commitment on the part of the Company's executive officers, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the enterprise for an extended period to strengthen the tie between stockholders' and executive officers' long-term interests. The ultimate compensation purpose of such long-term incentive plans is to enable executive officers to accumulate capital through future managerial performance, which contributes to the future success of the Company's businesses.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation awarded to the Company's chief executive officer reflects the basic philosophy generally discussed above that compensation for all employees should be based on Company and individual performance.

     The Nominating and Compensation Committee considered that each of the Company's operating units, as well as the Company on a consolidated basis, reported much improved operating profit and net income in 2002. The Committee also considered that the restructuring and downsizing activities conducted at the Hamilton Beach/Proctor-Silex and NACCO Materials Handling Group businesses were major contributors to the Company's improved results in 2002. These programs, which were designed to put these businesses in the best possible position to compete in the depressed market conditions at the beginning of 2002, and also to prepare these businesses to respond promptly when market conditions improved, came to fruition in 2002. In addition, the Company continued its progress towards completion of its strategic objectives at NACCO Materials Handling Group and Hamilton Beach/Proctor-Silex in 2002 despite difficult market conditions.

Overall, the Committee believes that Mr. Rankin continues to provide strong leadership as chief executive officer of the Company.

     After careful consideration of the overall results of the Company and its subsidiaries, the on-going impact of the Company's previously completed restructuring plans and continued progress towards strategic goals in 2002, the Nominating and Compensation Committee increased Mr. Rankin's base salary by three percent for 2003. The Nominating and Compensation Committee established Mr. Rankin's short-term incentive compensation target for 2002 at 75% of his Salary Midpoint. The actual performance of the Company in 2002 in terms of consolidated return on total capital employed was below the targeted level of performance, and the actual performance of certain subsidiaries in terms of net income, economic value income and other strategic operating factors was predominately above targeted levels of performance. The annual incentive awards to Mr. Rankin were 150.0% under the Company's Short-Term Plan and 65.7% under the Company's Supplemental Short-Term Plan, for an aggregate annual incentive compensation performance against target for Mr. Rankin of 116.3%.

     In addition to incentive compensation under these short-term plans, the Nominating and Compensation Committee awarded a special cash bonus to Mr. Rankin in the amount of $150,000. The award was based upon the Nominating and Compensation Committee's assessment of the quality of the overall leadership of the Company and its subsidiaries provided by Mr. Rankin in 2002, which positioned the Company's businesses to respond promptly as market conditions improve. Although the special award is included for purposes of determining the one million dollar cap under Section 162(m), the Nominating and Compensation Committee believes the award is consistent with its compensation policy of rewarding executive officers for delivery of outstanding managerial performance.

     The long-term award targeted for Mr. Rankin in 2002 by the Nominating and Compensation Committee was 160.0% of his Salary Midpoint (adjusted from 145.0% to take into consideration the fact that any award is currently taxable to Mr. Rankin). Despite the improvement in the Company's 2002 financial results, the Company's consolidated adjusted return on equity for the two-year period from January 1, 2001 through December 31, 2002, on which payouts for such period under the NACCO Long-Term Plan are based, was below the minimum threshold established by the Nominating and Compensation Committee for Mr. Rankin. Accordingly, Mr. Rankin received no payout under the NACCO Long-Term Plan for 2002.

     The NACCO Long-Term Plan also provides for payment of "consistent performance awards" when the Company's consolidated adjusted return on equity over five-year periods exceeds a pre-established target. The consolidated adjusted return on equity calculated pursuant to the 1998 NACCO Long-Term Plan for the five-year period ending December 31, 2002 was below the target established in 1998. Accordingly, no plan participants, including Mr. Rankin, received consistent performance awards.

ROBERT M. GATES          JOHN F. TURBEN
DAVID H. HOAG            DENNIS W. LABARRE*
RICHARD DE J. OSBORNE    ALFRED M. RANKIN, JR.*
IAN M. ROSS, CHAIRMAN

---------------

* Messrs. LaBarre and Rankin are members of the compensation committees of the Company's principal subsidiaries only.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dennis W. LaBarre, a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is a partner in the law firm of Jones Day. Such firm provided legal services on behalf of the Company and its principal subsidiaries during 2002 on a variety of matters, and it is anticipated that such firm will provide such services in 2003.

     Alfred M. Rankin, Jr., a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is chairman, president and chief executive officer of the Company.

STOCK PRICE PERFORMANCE PRESENTATION

     The following graphs compare the Company's total annual stock price performance on Class A Common against the total stock price performance of the Russell 2000 Index and, in the case of Graph 1, the Russell 2000 Producer Durables Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.

     In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 1998 (base point December 31, 1997) and ending December 31, 2002.

                       1998-2002 Stock Price Performance
                                    Graph 1

                              [Performance Graph]

                                       1997      1998      1999      2000      2001      2002
-----------------------------------------------------------------------------------------------
NACCO                                 $100.00   $ 86.46   $ 52.87   $ 42.45   $ 55.98   $ 43.95
Russell 2000                          $100.00   $ 97.76   $118.64   $115.18   $118.21   $ 94.01
Russell 2000 Producer Durables        $100.00   $ 89.01   $122.21   $124.82   $131.78   $ 98.23

        Assumes $100 invested at December 31, 1997 with dividends reinvested

     The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company's stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company's stock and the level of the Russell 2000 Index. The Company, therefore, has provided Graph 2, which compares the returns for the Company and the Russell 2000 Index based upon the average of the daily closing stock price (portrayed by the data presented in bold type) compared with the corresponding information from Graph 1, which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

                       1998-2002 Stock Price Performance
                                    Graph 2

                              [Performance Graph]

                                       1997      1998      1999      2000      2001      2002
-----------------------------------------------------------------------------------------------
NACCO                                 $100.00   $ 86.46   $ 52.87   $ 42.45   $ 55.98   $ 43.95
Russell 2000                          $100.00   $ 97.76   $118.64   $115.18   $118.21   $ 94.01
NACCO (12-Month Moving Average)       $100.00   $110.32   $ 68.66   $ 40.87   $ 62.00   $ 53.70
Russell 2000 (12-Month Moving
  Average)                            $100.00   $ 97.60   $100.87   $120.56   $112.65   $106.06

      Assumes $100 invested at December 31, 1997 with dividends reinvested
       12-month moving average data is based upon the daily closing price

     The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. Accordingly, the long-term incentive compensation plans of the Company and its subsidiaries are linked to values reflecting long-term operating and financial achievement, not short-term stock price fluctuations, as further described in the "Report of the Compensation Committee on Executive Compensation -- Executive Compensation and Company Performance -- Long-Term Incentive Compensation" on pages 18 and 19. The Company, therefore, has included Graph 3, which compares the 10-year returns for the Company and the Russell 2000 Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1993 (base point December 31, 1992) and ending December 31, 2002.

                       1993-2002 Stock Price Performance
                                    Graph 3

                              [PERFORMANCE GRAPH]

                         1992      1993      1994      1995      1996      1997      1998      1999      2000      2001      2002
-----------------------------------------------------------------------------------------------------------------------------------
NACCO (12-Month Moving
  Average)              $100.00   $ 95.31   $109.23   $112.98   $107.37   $150.25   $243.41   $151.50   $ 90.17   $136.78   $118.47
Russell 2000 (12-Month
  Moving Average)       $100.00   $108.08   $116.48   $132.56   $160.34   $192.05   $207.62   $214.58   $256.46   $239.62   $225.61

      Assumes $100 invested at December 31, 1992 with dividends reinvested
       12-month moving average data is based upon the daily closing price

     The following table contains the annual returns expressed in percentages for the indices set forth in the preceding graphs.

      ANNUAL RETURNS OF INDICES INCLUDED ON STOCK PRICE PERFORMANCE GRAPHS

           YEAR-END CLOSING PRICE
       -------------------------------     AVERAGE OF DAILY CLOSING PRICE
                          RUSSELL 2000   -----------------------------------
                RUSSELL     PRODUCER              RUSSELL            RUSSELL
YEAR   NACCO     2000       DURABLES     NACCO     2000     NACCO     2000
----   ------   -------   ------------   ------   -------   ------   -------
1992                                                          0.00%    0.00%
1993                                                         -4.69%    8.08%
1994                                                         14.61%    7.77%
1995                                                          3.44%   13.80%
1996                                                         -4.96%   20.96%
1997     0.00%    0.00%        0.00%       0.00%    0.00%    39.93%   19.78%
1998   -13.54%   -2.24%      -10.99%      10.32%   -2.40%    62.00%    8.11%
1999   -38.84%   21.36%       37.30%     -37.76%    3.35%   -37.76%    3.35%
2000   -19.70%   -2.91%        2.13%     -40.48%   19.52%   -40.48%   19.52%
2001    31.87%    2.63%        5.58%      51.70%   -6.57%    51.70%   -6.57%
2002   -21.48%  -20.48%      -25.46%     -13.39%   -5.85%   -13.39%   -5.85%

PENSION PLANS

  NORTH AMERICAN COAL PENSION PLANS

     The following table sets forth the estimated maximum annual benefits under the North American Coal defined benefit pension plans (both qualified and non-qualified) which would be payable on a straight life annuity basis, in various compensation classifications upon retirement at age 65, after selected periods of service:

  FINAL
 AVERAGE           YEARS OF SERVICE AT RETIREMENT (AGE 65)
ANNUAL PAY   ----------------------------------------------------
  AGE 65     15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
----------   --------   --------   --------   --------   --------
 $125,000    $ 27,042   $ 36,056   $ 45,070   $ 54,083   $ 57,208
  150,000      33,042     44,056     55,070     66,083     69,833
  175,000      39,042     52,056     65,070     78,083     82,458
  200,000      45,042     60,056     75,070     90,083     95,083
  225,000      51,042     68,056     85,070    102,083    107,708
  250,000      57,042     76,056     95,070    114,083    120,333
  300,000      69,042     92,056    115,070    138,083    145,583
  350,000      81,042    108,056    135,070    162,083    170,833
  400,000      93,042    124,056    155,070    186,083    196,083
  450,000     105,042    140,056    175,070    210,083    221,333
  500,000     117,042    156,056    195,070    234,083    246,583
  550,000     129,042    172,056    215,070    258,083    271,833
  600,000     141,042    188,056    235,070    282,083    297,083
  650,000     153,042    204,056    255,070    306,083    322,333
  700,000     165,042    220,056    275,070    330,083    347,583
  750,000     177,042    236,056    295,070    354,083    372,833
  800,000     189,042    252,056    315,070    378,083    398,083

     For computing pension benefits under the North American Coal plans, "Final Average Annual Pay" is based on the average annual earnings for the highest five consecutive years during the last ten years prior to retirement. Earnings include those amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 11, which are paid to the executive officers, other than amounts which represent severance payments, relocation allowances and other similar fringe benefits. The 2002 earnings of Mr. Miercort that would be taken into account under the plans is $539,685.

     As of December 31, 2002, the number of years of service under the North American Coal plans for Mr. Miercort is 27 years. The benefits under the North American Coal plans for Mr. Miercort are not subject to a Social Security offset.

  HAMILTON BEACH/PROCTOR-SILEX PENSION PLANS

     For 1996, Dr. Morecroft was covered by the defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex. Hamilton Beach/Proctor-Silex credited an amount to a notional account for each covered employee under the plans based on a formula which took into account the employee's age, compensation and Hamilton Beach/Proctor-Silex's profits. Effective as of December 31, 1996, the defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex were permanently frozen for all participants.

     The frozen notional account balances are credited with interest equal to 1% above the one-year Treasury Bill rate (with a minimum of 5% and a maximum of 12%) until benefit commencement. The notional account balances are paid in the form of a lump sum or are converted to an annuity to provide monthly benefit payments. The estimated annual pension benefit for Dr. Morecroft under the cash balance plans, based on compensation, service and interest credits through December 31, 2002, which would be payable on a straight life annuity basis at age 65, is $11,584.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon its review of the copies of Section 16(a) forms received by it, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 2002, all filing requirements applicable for reporting persons were met, except as follows:

     Susan Sichel filed a report on Form 5 which identified three late transactions that should have been reported earlier on a Form 4; Colin Wilson filed a late Form 3; Daniel Gerrone filed a late Form 3; and Michael Smith filed a late Form 3.

2. CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent auditors of the Company and its subsidiaries for the current fiscal year. The Board of Directors of the Company recommends a vote for confirmation of the appointment of Ernst & Young LLP as the independent auditors of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the current fiscal year. It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

     The Company engaged Arthur Andersen LLP, its principal independent auditors for 2001, to perform reviews of its first quarter 2002 financial statements. On May 8, 2002, the Board of Directors, based on the recommendation of the Audit Review Committee, dismissed its independent auditors, Arthur Andersen LLP, and engaged the services of Ernst & Young LLP as the new principal independent auditors of the Company and its subsidiaries to review the books and accounts for the Company and its subsidiaries for the second, third and fourth fiscal quarters of fiscal 2002, and audit such books and records for the full 2002 fiscal year. This determination followed a decision by the Board of Directors to seek proposals from independent public accounting firms to audit the consolidated financial statements of the Company and its subsidiaries.

     The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 8, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company's fiscal years ended December 31, 2001 and 2000 or the subsequent interim period through May 8, 2002.

     During the fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 8, 2002, neither the Company or anyone on their behalf consulted with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

  AUDIT FEES

     Ernst & Young LLP has billed the Company $1.5 million, in the aggregate, for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the interim financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2002. In addition, Arthur Andersen LLP has billed the Company $0.1 million, in the aggregate, for professional services rendered by Arthur Andersen LLP for the review of the interim financial statements included in the Company's Form 10-Q filed during the first quarter of the fiscal year ended December 31, 2002.

  AUDIT-RELATED FEES

     Ernst & Young LLP has billed the Company $0.8 million, in the aggregate, for audit-related services rendered by Ernst & Young LLP, consisting of fees for audits of foreign subsidiaries required pursuant to the jurisdiction of incorporation of such subsidiaries, employee benefit and welfare plan audits, contractually required audits and accounting consultation services. In addition, Arthur Andersen LLP has billed the Company $0.2 million, in the aggregate, for professional services rendered by Arthur Andersen LLP during the fiscal year ended December 31, 2002 for the review of the financial statements of the Company's subsidiary, NMHG Holding Co., in connection with its Registration Statement on Form S-4, declared effective by the SEC on August 12, 2002.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Neither Ernst & Young LLP nor Arthur Andersen LLP billed the Company for any financial information systems design or implementation services for the fiscal year ended December 31, 2002.

  ALL OTHER FEES

     Ernst & Young LLP has billed the Company $0.7 million, in the aggregate, for services rendered by Ernst & Young LLP for all other services (other than those disclosed above under "Audit Fees" and "Audit-Related Fees") during the fiscal year ended December 31, 2002. All other services includes (1) $0.3 million of fees for tax services and (2) $0.4 million of fees for litigation support and other services. Litigation support services provided by Ernst & Young LLP were rendered in connection with litigation involving one of the Company's subsidiaries and commenced prior to the decision by the Company's Board of Directors to engage Ernst & Young LLP as its principal independent auditors. In addition, Arthur Andersen LLP has billed the Company $0.3 million, in the aggregate, for professional services rendered by Arthur Andersen LLP for tax services during the fiscal year ended December 31, 2002.

     The Audit Review Committee has considered whether the provision of the non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence. The Audit Review Committee has also considered whether the provision of the non-audit services to the Company by Arthur Andersen LLP is compatible with maintaining their independence. In addition, as a result of the recommendation of the Audit Review Committee, the Company has adopted policies limiting the services provided by the Company's independent auditors that are not audit or audit-related services.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting must be received at the Company's executive offices on or before November 28, 2003. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, Attention: Secretary. The Company's Nominating and Compensation Committee will consider stockholder suggestions for nominees for election to the Company's Board of Directors if such suggestions are in writing, set forth the nominee's name, address and ownership of Class A Common and Class B Common, and are accompanied by a resume of the nominee's education and business experience (including directorships, employments and civic activities) and a written consent by the nominee that such nominee is desirous of being considered as a nominee and, if nominated and elected, such nominee will serve as a director. Such suggestions should be submitted in the manner and to the address set forth above and must be received at the Company's executive offices on or before December 31, 2003. Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by February 11, 2004 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company's proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by February 11, 2004. Notices should be submitted in the manner and to the address set forth above.

                            SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Class A Common and Class B Common held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     The directors know of no other matters which are likely to be brought before the meeting. The Company did not receive notice by February 11, 2003 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

                                          CHARLES A. BITTENBENDER
                                          Secretary

Mayfield Heights, Ohio
March 27, 2003

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO FILL OUT, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO HOLD BOTH CLASS A COMMON AND CLASS B COMMON SHOULD FILL OUT, SIGN, DATE AND RETURN BOTH FORMS OF PROXY.

 [LOGO] NACCO, Industries, Inc.
        5875 LANDERBROOK DRIVE                   ANNUAL MEETING OF STOCKHOLDERS
        MAYFIELD HEIGHTS, OHIO 44124-4017
                                                MAY 14, 2003

                   IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR

                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

                                  DETACH CARD

--------------------------------------------------------------------------------

                        [LOGO]   NACCO INDUSTRIES, INC.

                               CLASS A COMMON STOCK

             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL
                               MEETING, MAY 14, 2003

    P The undersigned hereby appoints Robert M. Gates, Alfred M. Rankin, Jr. and Ian M. Ross, and each of them, as proxies, with
    R full power of substitution, to vote and act for and in the name of the undersigned as fully as the undersigned could vote and
    O act if personally present at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 14, 2003, and at
    X any adjournment or adjournments thereof, as follows and in accordance with their judgment upon any other matter properly
    Y     presented.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

          1. The election of the nominees listed below as directors:


             [ ] FOR all nominees listed below                [ ] WITHHOLD AUTHORITY
                 (except as marked to the contrary below).        to vote for all nominees listed below.

          Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

           Owsley Brown II    Robert M. Gates    Leon J. Hendrix, Jr.
                                 David H. Hoag

      Dennis W. LaBarre    Richard de J. Osborne    Alfred M. Rankin, Jr.
                                  Ian M. Ross

              Michael E. Shannon    Britton T. Taplin    David F. Taplin
                                 John F. Turben

                  (Continued and to be signed on reverse side)

                                  DETACH CARD

--------------------------------------------------------------------------------

                            (Continued from other side)

          2. Proposal to confirm the appointment of Ernst & Young LLP as independent auditors.

                     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

                                               DATE:               , 2003
                                                     --------------

                                               --------------------------

                                               --------------------------

                                                    Signature(s) of
                                                     stockholder(s)

                                               NOTE: PLEASE SIGN EXACTLY AS NAME
                                               APPEARS HEREON. JOINT OWNERS
                                               SHOULD EACH SIGN. WHEN SIGNING AS
                                               ATTORNEY, EXECUTOR,
                                               ADMINISTRATOR, TRUSTEE OR
                                               GUARDIAN, PLEASE GIVE FULL TITLE
                                               AS SUCH.

 PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE -- NO POSTAGE NECESSARY

  [LOGO]  NACCO, Industries, Inc.                 ANNUAL MEETING OF STOCKHOLDERS
          5875 LANDERBROOK DRIVE
          MAYFIELD HEIGHTS, OHIO 44124-4017       MAY 14, 2003

                   IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR

                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

--------------------------------------------------------------------------------
                                  DETACH CARD


                        [LOGO]  NACCO INDUSTRIES, INC.

                               CLASS B COMMON STOCK

             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL
                               MEETING, MAY 14, 2003

    P The undersigned hereby appoints Robert M. Gates, Alfred M. Rankin, Jr. and Ian M. Ross, and each of them, as proxies, with
    R full power of substitution, to vote and act for and in the name of the undersigned as fully as the undersigned could vote and
    O act if personally present at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 14, 2003, and at
    X any adjournment or adjournments thereof, as follows and in accordance with their judgment upon any other matter properly
    Y     presented.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

          1. The election of the nominees listed below as directors:



               [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY
                   (except as marked to the contrary below).         to vote for all nominees listed below.

          Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

           Owsley Brown II    Robert M. Gates    Leon J. Hendrix, Jr.
                                 David H. Hoag

      Dennis W. LaBarre    Richard de J. Osborne    Alfred M. Rankin, Jr.
                                  Ian M. Ross

           Michael E. Shannon    Britton T. Taplin    David F. Taplin
                                 John F. Turben


                  (Continued and to be signed on reverse side)

                                  DETACH CARD

--------------------------------------------------------------------------------

                            (Continued from other side)

          2. Proposal to confirm the appointment of Ernst & Young LLP as independent auditors.

                     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

                                               DATE:               , 2003
                                                     --------------

                                               --------------------------

                                               --------------------------
                                             Signature(s) of stockholder(s)

                                               NOTE: PLEASE SIGN EXACTLY AS NAME
                                               APPEARS HEREON. JOINT OWNERS
                                               SHOULD EACH SIGN. WHEN SIGNING AS
                                               ATTORNEY, EXECUTOR,
                                               ADMINISTRATOR, TRUSTEE OR
                                               GUARDIAN, PLEASE GIVE FULL TITLE
                                               AS SUCH.


 PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE -- NO POSTAGE NECESSARY